SIXTH AMENDMENT
               TO LOAN AND SECURITY AGREEMENT

     THIS SIXTH AMENDMENT TO LOAN AND SECURITY AGREEMENT
("Amendment") is entered into effective as of November 30, 1995, by and between L. A. Gear California, Inc., a
California corporation ("Borrower"), and BankAmerica
Business Credit, Inc., a Delaware corporation ("Lender").

     WHEREAS, Lender and Borrower entered into a certain
Loan and Security Agreement, dated as of November 22, 1993,
as amended by: a First Amendment to Loan and Security
Agreement, dated as of May 31, 1994; a Second Amendment to
Loan and Security Agreement dated as of August 31, 1994; a
Third Amendment to Loan and Security Agreement dated as of
January 25, 1995; a Fourth Amendment to Loan and Security
Agreement dated as of February 28, 1995; and a Fifth
Amendment to Loan and Security Agreement, dated as of May
31, 1995 (the Loan and Security Agreement, as amended and
supplemented, the "Agreement").  (Unless specifically
defined herein, all capitalized terms shall be defined in
accordance with the Agreement.), and

     WHEREAS, Borrower desires to amend the Agreement and Lender is willing to amend the Agreement, subject to the terms and conditions stated herein,

     NOW, THEREFORE, in consideration of the mutual covenants contained herein and intending to be legally bound, the parties agree as follows.


                    SECTION ONE - AMENDMENT

     1.1  AMENDMENT OF "AVAILABILITY".  The definition of
"Availability" in Article 1 of the Agreement is hereby amended in its entirety to read as follows:

          "'AVAILABILITY' means (a) the lesser at any point in time of (i) $75,000,000, or (ii) the sum of (A) eighty percent (80%) of the Net Amount of Eligible Accounts, and (B) the lesser of (1)
     $20,000,000, or (2) fifty percent (50%) of the
     value of Eligible Inventory, valued at the lower of market value or cost (established on a "first-in, first-out" basis); LESS (b) the sum of (i) the unpaid balance of Loans at that time; (ii) the aggregate undrawn face amount of all outstanding
     Letters of Credit which Lender has, or has caused to be, issued or obtained for Borrower's account
     OTHER than Cash Secured Letters of Credit; (iii) reserves for accrued interest on the Loans; (iv) the amount by which outstanding Guaranties of Debt of Foreign Affiliates exceed $25,000,000, (v) the amount by which outstanding Intercompany Accounts exceed $55,158,000, in the aggregate, (vi) the Foreign Exchange Reserve, (vii) the Direct Deposit and Overdraft Reserve, (viii) the Minimum Excess
     Availability Reserve, and (ix) all other reserves which Lender in its Discretion deems necessary and desirable to maintain with respect to Borrower's account, including, without limitation, any amounts

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     which Lender may reasonably be expected to be
     obligated to pay in the future for the account of Borrower."

     1.2 AMENDMENT OF "FOREIGN EXCHANGE RESERVE. The definition of "Foreign Exchange Reserve" in Section 1.1 of the Agreement is hereby amended and restated to read in its entirety as follows:

          "FOREIGN EXCHANGE RESERVE' means, at any date during which a foreign exchange contract is outstanding between Borrower and Bank of America, the sum of $1,500,000, plus such amount as Lender, in its Discretion, calculates to be its current exposure with respect to foreign exchange contracts then outstanding."

     1.3  AMENDMENT OF ARTICLE 1.  Article 1 of the
Agreement is hereby amended by the addition of a new definition, entitled "Minimum Excess Availability Reserve," which shall read in its entirety as follows:

          "'MINIMUM EXCESS AVAILABILITY RESERVE' means:
     (a) $15,000,000 when the aggregate outstanding balance of the Loans is greater than zero; and (b)
     $10,000,000 at all other times."

     1.4  AMENDMENT OF SECTION 9.11.  The phrase "Sections
9.20 and 9.21" wherever appearing in Section 9.11 is hereby amended to read "Section 9.25."

     1.5  AMENDMENT OF SECTION 9.16.  The phrase "Section
9.20" wherever appearing in Section 9.16 is hereby amended to read "Section 9.25".

     1.6  AMENDMENT OF SECTION 9.18.  Section 9.18 of the
Agreement is hereby amended to read in its entirety as follows:

          "9.18 ADJUSTED TANGIBLE NET WORTH. Borrower shall not permit Adjusted Tangible Net Worth, calculated as of the last day of any Fiscal
     Quarter, to be less than $97,000,000."

     1.7  DELETION OF SECTIONS 9.20, 9.21, AND 9.24.
Sections 9.20, 9.21, and 9.24 of the Agreement are hereby deleted from the Agreement in their entirety and shall be of no further force or effect.

     1.8  AMENDMENT OF ARTICLE 9.  Article 9 of the
Agreement is hereby amended by the addition of a new section, numbered 9.25, which shall read in its entirety as follows:

          "9.25 INTERCOMPANY TRANSACTIONS. Borrower will not permit the aggregate amount of outstanding
     Intercompany Advances made by the Borrower PLUS the aggregate amount of outstanding Intercompany
     Receivables to exceed at any time the sum of $55,158,000."



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        SECTION TWO - REPRESENTATIONS AND WARRANTIES

     2.1 ACKNOWLEDGMENT OF BORROWER. Borrower hereby represents and warrants that the execution and delivery of this Amendment and compliance by Borrower with all of the provisions of this Amendment (i) are within the powers and purposes of Borrower; (ii) have been duly authorized or approved by Borrower; and (iii) constitute the valid and binding obligation of Borrower, enforceable in accordance with its terms. Borrower reaffirms its obligation to pay all amounts due Lender under the Agreement in accordance with and subject to the terms thereof as modified hereby.

     2.2 RATIFICATIONS. The terms and provisions set forth in this Amendment shall modify and supersede all inconsistent terms and provisions set forth in the Agreement and, except as expressly modified and superseded by this Amendment, the terms and provisions of the Agreement, including, without limitation, all financial covenants contained therein, are ratified and confirmed and shall continue in full force and effect. Lender and Borrower agree that the Agreement as amended hereby shall continue to be legal, valid, binding and enforceable in accordance with its terms.


                SECTION THREE - MISCELLANEOUS

     3.1 AGREEMENT UNMODIFIED. Except as otherwise specifically modified by this Amendment, all terms and provisions of the Agreement remain unmodified and in full force and effect.

     3.2 TOTAL AGREEMENT. This Amendment, and all other agreements referred to herein or delivered in connection herewith, shall constitute the entire agreement between the parties relating to the subject matter hereof, shall rescind all prior agreements and understandings between the parties hereto relating to the subject matter hereof, and shall not be changed or terminated orally.



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     3.3  SEVERABILITY.  To the extent any provision of this
Amendment is not enforceable under applicable law, such provision shall be deemed null and void and shall have no effect on the remaining portions of the Amendment.

     IN WITNESS WHEREOF, the parties have executed this Amendment as of the day and year first above written.

                                L.A. Gear California, Inc.
                                a California corporation


                                By: /s/ Victor J. Trippetti
                                Title:  Vice President - Treasurer


                                BankAmerica Business Credit, Inc.
                                a Delaware corporation


                                By: /s/ Stephen King
                                Title:  Senior Accountant Executive







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                  RATIFICATION OF GUARANTY

     Raegal Finance Inc. hereby consents to the foregoing and confirms that its Guaranty dated as of November 22, 1993, in favor of BankAmerica Business Credit, Inc. relating to the obligations of L.A. Gear California, Inc. remains unmodified and in full force and effect.

                                Raegal Finance, Inc.,
                                a Texas corporation


                                By: /s/ Randall Boggan

                                Title: Chief Financial Officer





     L.A. Gear, Inc. hereby consents to the foregoing and confirms that its Guaranty dated as of November 22, 1993, in favor of BankAmerica Business Credit, Inc. relating to the obligations of L.A. Gear California, Inc. remains unmodified and in full force and effect.

                                L.A. Gear, Inc.


                                By: /s/ Victor Trippetti

                                Title:  Vice President - Treasurer





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